Exhibit 10(b)

AMENDMENT TO WARRANTS (the “Amendment”) dated as of December 4, 2003 (the “Effective Date”).

WHEREAS, United Rentals, Inc., a Delaware corporation (the “Company”), has previously issued warrants (the “Warrants”) to purchase shares of Common Stock, $.01 par value per share, of the Company (the “Common Stock”), pursuant to the terms of such Warrants, each dated as of September 12, 1997. All capitalized terms used but not defined in this Amendment shall have the meanings assigned to them in the Warrants;

WHEREAS, the Company proposes in and by this Amendment to amend the Warrants to permit the Holders to exercise the Warrants through a cashless exercise mechanism; and

WHEREAS, the Company has done all things necessary on its part to make this Amendment a valid amendment of and supplement to the Warrants.

A.    Amendment to Warrants. Each of the Warrants is hereby amended, for the equal and proportionate benefit of all Holders of the Warrants and the Company, as follows:

1. Section 9 of each of the Warrants is hereby amended by deleting clause (ii) in its entirety and replacing it with the following:

“(ii) payment to the Company of the exercise price for the number of Shares specified in the above-mentioned purchase form together with applicable stock transfer taxes, if any, at the option of the Holder (a) in cash in United States dollars or by certified or official bank check payable to the order of the Company or (b) by a “Cashless Exercise” (as defined below) together with applicable stock transfer taxes, if any, in cash.”

2. Section 9 of the Warrants is further amended by adding the following after the first sentence of Section 9:

“A “Cashless Exercise” shall mean an exercise of a Warrant in accordance with the immediately following two sentences. To effect a Cashless Exercise, the Holder may exercise a Warrant, in whole or in part, without payment of the exercise price in cash by surrendering such Warrant and, in exchange therefor, receiving such number of Underlying Shares equal to the product of (1) that number of Underlying Shares for which such Warrant is being exercised and which would be issuable in the event of such exercise with payment in cash of the exercise price in accordance with (ii)(a) above and (2) the Cashless Exercise Ratio (as defined below). The “Cashless Exercise Ratio” shall equal a fraction, the numerator of which is the excess of the “Fair Market Value” (Fair Market Value on a given date means the average of the high and low price of a share of Common Stock, as reported by the principal national securities exchange or other trading system on which the Common Stock is traded) per share of Common Stock on the date of exercise over the exercise price per share of Common Stock as of the date of exercise and the denominator of which is the Fair Market Value per share of Common Stock on the date of exercise. Upon surrender of a Warrant exercisable for more than one Underlying Share in connection with a holder’s option to elect a Cashless Exercise, such Holder must specify the number of Underlying Shares for which such Warrant certificate is to be exercised (without giving effect to such Cashless Exercise). All provisions of this Agreement shall be applicable with respect to a Cashless Exercise of a Warrant for less than the full number of Underlying Shares represented thereby. In the even of an exercise of a Warrant for less than all the Underlying Shares (after giving effort to the Cashless Exercise) the Company shall promptly issue a Warrant representing the right to purchase the balance of such Underlying Shares containing the same terms and provisions as are contained in this Warrant.

B.    Incorporation of Warrants.    All the provisions of this Amendment shall be deemed to be incorporated in, and made a part of, each of the Warrants; and each of the Warrants, as supplemented and amended by this Amendment, shall be read, taken and construed as one and the same instrument. The Company hereby covenants to the Holders that except as expressly modified hereby, each of the Warrants remain in full force and effect.

C.    Application of Amendment.    The provisions and benefit of this Amendment shall be effective with respect to the Warrants outstanding as of the Effective Date.

D.    Headings.    The headings of the Sections of this Amendment are inserted for convenience of reference and shall not be deemed to be a part thereof.

E.    Separability Clause.    In case any provision in this Amendment shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions hereof and the Warrants shall not in any way be affected or impaired thereby.

IN WITNESS WHEREOF, the Company has caused this Amendment to be signed by its duly authorized officers and to be dated as of the date set forth above.

UNITED RENTALS, INC.

By:
Name: Wayland Hicks Title: Chief Operating Officer

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